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                                                                       EXHIBIT K


                     TRANSFER AGENCY AND SERVICES AGREEMENT

     THIS AGREEMENT, dated as of this __ day of November, 2003 between SALOMON BROTHERS EMERGING MARKETS DEBT FUND INC. (the "Fund"), a Maryland corporation having its principal place of business at 125 Broad Street, New York, New York 10004 and PFPC INC. ("PFPC"), a Massachusetts corporation having its principal offices at 4400 Computer Drive, Westboro, Massachusetts 01581.

                                   WITNESSETH
                                   ----------

     WHEREAS, the Fund desires to appoint PFPC as its transfer agent, registrar, dividend disbursing agent and agent in connection with certain other activities and PFPC desires to accept such appointment;

     NOW THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the Fund and PFPC agree as follows:

Article  1  Definitions.
            -----------

     1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

          (a) "Articles of Incorporation" shall mean the Articles of Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of the Fund as the same may be amended from time to time.

          (b) "Authorized Person" shall be deemed to include (i) any authorized officer of the Fund; or (ii) any person, whether or not such person is an officer or employee of the Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in writing to PFPC from time to time.

          (c) "Board of Directors" shall mean the Board of Directors or Board of Trustees of the Fund, as the case may be.

          (d)  "Commission" shall mean the Securities and Exchange Commission.

          (e) "Custodian" refers to any custodian or subcustodian of securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custodian Agreement.

          (f) "1934 Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as amended from time to time.

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          (g)  "1940 Act" shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

          (h) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by PFPC from a person reasonably believed by PFPC to be an Authorized Person.

          (i) "Prospectus" shall mean the most recently dated Fund Prospectus and Statement of Additional Information, including any supplements thereto if any, which has become effective under the Securities Act of 1933 and the 1940 Act.

          (j) "Shares" refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class thereof of the Fund as may be issued from time to time.

          (k)  "Shareholder" shall mean a record owner of Shares of the Fund.

          (l) "Written Instructions" shall mean a written communication signed by a person reasonably believed by PFPC to be an Authorized Person and actually received by PFPC. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

Article  2  Appointment of PFPC.
            -------------------

     The Fund hereby appoints and constitutes PFPC as transfer agent and registrar for Shares of the Fund, dividend disbursing agent and as shareholder servicing agent for the Fund and PFPC hereby accepts such appointments and agrees to perform the duties hereinafter set forth.

Article  3  Duties of PFPC.
            --------------

     3.1    PFPC shall be responsible for:

          (a) Administering and/or performing the customary services of a transfer agent; acting as service agent in connection with dividend and distribution functions; and for performing shareholder account and administrative agent functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Custodian) of Shares, as more fully described in the written schedule of Duties of PFPC annexed hereto as Schedule A and incorporated herein, and in accordance with the terms of the Prospectus of the Fund, applicable law and the procedures established from time to time between PFPC and the Fund.

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          (b)  Recording the issuance of Shares and maintaining pursuant to Rule
     17Ad-10(e) of the 1934 Act a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. PFPC shall provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

          (c) Notwithstanding any of the foregoing provisions of this Agreement, PFPC shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares or the sufficiency of the amount to be received therefor; (ii) the legality of the redemption of any Shares, or the propriety of the amount to be paid therefor; (iii) the legality of the declaration of any dividend by the Board of Directors, or the legality of the issuance of any Shares in payment of any dividend; or (iv) the legality of any recapitalization or readjustment of the Shares.

     3.2 PFPC shall serve as agent for Shareholders pursuant to the Fund's dividend reinvestment and cash purchase plan as amended from time to time in accordance with the terms of the agreement to be entered into between the Shareholders and PFPC.

     3.3 In addition to the duties set forth herein, PFPC shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Fund and PFPC.

Article 4   Recordkeeping and Other Information.
            -----------------------------------

     4.1 PFPC shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule A in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. All records shall be available during regular business hours for inspection and use by the Fund. Where applicable, such records shall be maintained by PFPC for the periods and in the places required by Rule 31a-2 under the 1940 Act.

     4.2 Upon reasonable notice by the Fund, PFPC shall make available during regular business hours such of its facilities and premises employed in connection with the performance of its duties under this Agreement for reasonable visitation by the Fund, or any other person retained by the Fund as may be necessary for the Fund to evaluate the quality of the services performed by PFPC pursuant hereto.

     4.3 To the extent required by Section 31 of the 1940 Act, PFPC agrees that all such records prepared or maintained by PFPC relating to the services to be performed by PFPC hereunder are the property of the Fund and will be preserved, maintained and made available in

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accordance with such section, and will be surrendered promptly to the Fund on and in accordance with the Fund's request.

     4.4 In case of any requests or demands for the inspection of Shareholder records of the Fund, PFPC will notify the Fund of such request and secure Written Instructions as to the handling of such request. PFPC reserves the right, however, upon prior written notice to the Fund, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to comply with such request.

Article 5   Fund Instructions.
            -----------------

     5.1 PFPC will have no liability when acting upon Written or Oral Instructions believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Fund. PFPC will also have no liability when processing Share certificates which it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Fund and the proper countersignature of PFPC.

     5.2 At any time, PFPC may request Written Instructions from the Fund and may seek advice from legal counsel for the Fund, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund or for PFPC. Written Instructions requested by PFPC will be provided by the Fund within a reasonable period of time.

     5.3 PFPC, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the Fund only if said representative is an Authorized Person. The Fund agrees that all Oral Instructions shall be followed within one business day by confirming Written Instructions, and that the Fund's failure to so confirm shall not impair in any respect PFPC's right to rely on Oral Instructions.

Article  6  Compensation.
            ------------

     6.1 The Fund will compensate PFPC for the performance of its obligations hereunder in accordance with the fees set forth in the written Fee Schedule annexed hereto as Schedule B and incorporated herein.

     6.2 In addition to those fees set forth in Section 6.1 above, the Fund agrees to pay, and will be billed separately for, out-of-pocket expenses incurred by PFPC in the performance of its duties hereunder. Out-of-pocket expenses shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule C and incorporated herein. Schedule C may be modified by written agreement between the parties.

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Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by PFPC in the performance of its obligations hereunder.

     6.3 PFPC will transmit an invoice to the Fund as soon as practicable after the end of each calendar month which will be detailed in accordance with Schedule B, and the Fund agrees to pay all fees and out-of-pocket expenses within thirty (30) days following the receipt of the respective invoice.

     6.4 Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule B, a revised Fee Schedule executed and dated by the parties hereto.

Article  7  Documents.
            ---------

     In connection with the appointment of PFPC, the Fund shall, on or before the date this Agreement goes into effect, but in any case within a reasonable period of time for PFPC to prepare to perform its duties hereunder, deliver or cause to be delivered to PFPC the documents set forth in the written schedule of Fund Documents annexed hereto as Schedule D.

Article  8  Transfer Agent System.
            ---------------------

     8.1 PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund herein (the "PFPC System").

     8.2 PFPC hereby grants to the Fund a limited license to the PFPC System for the sole and limited purpose of having PFPC provide the services contemplated hereunder and nothing contained in this Agreement shall be construed or interpreted otherwise and such license shall immediately terminate with the termination of this Agreement.

     8.3 In the event that the Fund, including any affiliate or agent of the Fund or any third party acting on behalf of the Fund is provided with direct access to the PFPC System for either account inquiry or to transmit transaction information, including but not limited to maintenance, exchanges, purchases and redemptions, such direct access capability shall be limited to direct entry to the PFPC System by means of on-line mainframe terminal entry or PC emulation of such mainframe terminal entry and any other non-conforming method of transmission of information to the PFPC System is strictly prohibited without the prior written consent of PFPC.

Article 9   Representations and Warranties.
            ------------------------------

     9.1    PFPC represents and warrants to the Fund that:

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          (a)  it is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Massachusetts;

          (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

          (c) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement;

          (d) it is duly registered with its appropriate regulatory agency as a transfer agent and such registration will remain in effect for the duration of this Agreement;

          (e) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

          (f) the various procedures and systems which it has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause, the Fund's records and other data and PFPC's records, data equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as may be reasonably necessary for the secure performance of its obligations thereunder.

     9.2    The Fund represents and warrants to PFPC that:

          (a) it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

          (b) it is empowered under applicable laws and by its Articles of Incorporation and Amended and Restated By-Laws to enter into this Agreement;

          (c) all corporate proceedings required by said Articles of Incorporation, Amended and Restated By-Laws and applicable laws have been taken to authorize it to enter into this Agreement;

          (d) a registration statement under the Securities Act of 1933, as amended, and the 1940 Act is currently effective and will remain effective during the term of this Agreement; and to the extent required by applicable law, all required state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale; and

          (e) all outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Fund's Articles of

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     Incorporation and its Prospectus, such Shares shall be validly issued, fully paid and non-assessable.

Article 10  Indemnification.
            ---------------

     10.1 Each party hereto (the "Indemnifying Party") will indemnify the other party (the "Indemnified Party") against and hold it harmless from any and all losses, claims, damages, liabilities or expenses of any sort or kind (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit or other proceeding (a "Claim") relating to this Agreement or such Indemnified Party's duties under this Agreement unless such Claim has resulted from a negligent failure to act or omission to act or bad faith of the Indemnified Party in the performance of its duties hereunder. In addition, PFPC shall not be responsible for and the Fund shall indemnify and hold PFPC harmless from and against, any Claim which may be asserted against PFPC or for which PFPC may be held to be liable arising out of or attributable to any of the following:

          (a) any actions of PFPC required to be taken pursuant to this Agreement unless such Claim resulted from a negligent act or omission to act or bad faith by PFPC in the performance of its duties hereunder;

          (b) PFPC's reasonable reliance on, or reasonable use of information, data, records and documents (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) received by PFPC from and Authorized Person of the Fund, or any authorized third party acting on behalf of the Fund, including but not limited to the prior transfer agent for the Fund, in the performance of PFPC's duties and obligations hereunder;

          (c) the reliance on, or the implementation of, any Written or Oral Instructions or any other instructions or requests of an Authorized Person of the Fund; and

          (d) the offer or sales of shares in violation of any requirement under the securities laws or regulations of any state that such shares be registered in such state or in violation of any stop order or other determination or ruling by any state with respect to the offer or sale of such shares in such state provided that PFPC has complied with its obligations under this Agreement.

     10.2 In any case in which the Indemnifying Party may be asked to indemnify or hold the Indemnified Party harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Claim. The Indemnified Party will not confess any Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent. The obligations of the parties hereto under this Article 10 shall survive the termination of this Agreement.

     10.3 Any claim for indemnification under this Agreement must be made prior to one year after the Indemnifying Party becomes aware of the event for which indemnification is claimed.

     10.4 Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 10 shall be PFPC's sole and exclusive remedy for claims or other actions or proceedings to which the Fund's indemnification obligations pursuant to this Article 10 may apply.

Article  11 Standard of Care.
            ----------------

     11.1 PFPC shall at all times act in good faith and agrees to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for loss or damage to the Fund unless said errors are caused by PFPC's own negligence, bad faith or willful misconduct or that of its employees.

     11.2 Each party shall have the duty to mitigate damages for which the other party may become responsible.

Article  12 Consequential Damages.
            ---------------------

     IN NO EVENT AND UNDER NO CIRCUMSTANCES SHALL EITHER PARTY UNDER THIS AGREEMENT BE LIABLE TO THE OTHER PARTY FOR INDIRECT LOSS OF PROFITS, REPUTATION OR BUSINESS OR ANY OTHER CONSEQUENTIAL OR SPECIAL DAMAGES UNDER ANY PROVISION OF THIS AGREEMENT OR FOR ANY ACT OR FAILURE TO ACT THEREUNDER.

Article  13 Term and Termination.
            --------------------

     13.1 This Agreement shall be effective on the date first written above and shall continue for a period of one (1) years (the "Initial Term"). Thereafter, the Agreement shall continue in full force and effect until terminated by either party upon 60 days written notice to the other.

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     13.2   In the event a termination notice is given by the Fund, all expenses associated with movement of records and materials and conversion thereof to a successor transfer agent will be borne by the Fund. PFPC will reasonably cooperate with the Fund and any successor transfer agent or agents in the substitution process.

     13.3 If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party.

Article  14 Confidentiality.
            ---------------

     14.1 The parties agree that the Proprietary Information (defined below) and the contents of this Agreement (collectively "Confidential Information") are confidential information of the parties and their respective licensors. The Fund and PFPC shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Confidential Information of the other as it would exercise to protect its own confidential information of a similar nature. The Fund and PFPC shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Fund and PFPC may, however, disclose Confidential Information to their respective parent corporation, their respective affiliates, their subsidiaries and affiliated companies and employees, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed in breach of this Agreement. The Fund and PFPC may also disclose the Confidential Information to independent contractors, auditors, and professional advisors, provided they first agree to be bound by the confidentiality obligations substantially similar to this Section 14.1. Notwithstanding the previous sentence, in no event shall either the Fund or PFPC disclose the Confidential Information to any competitor of the other without specific, prior written consent.

     14.2   Proprietary Information means:

          (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

          (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; and

          (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

     14.3 Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other. The term "Confidential Information" does not include any information which (i) at the time of disclosure or thereafter is generally available to the public (other than as a result of disclosure directly or indirectly by either party in violation hereof), (ii) is or becomes available to either party on a nonconfidential basis from a source other than the Fund or PFPC, as the case may be, provided that, after due inquiry, such source was not prohibited from disclosing such information to such party by a legal, contractual or fiduciary obligation owed to either party or (iii) either party can establish is already in such party's possession (other than information furnished by or on behalf of either party).

     14.4 If either party becomes legally compelled (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, such party will provide the other party with prompt prior written notice of such requirements so that such other party may seek a protective order or other appropriate remedy. If such protective order or other remedy is not obtained, each party agrees to disclose only that portion of the Confidential Information which such party is advised by written opinion of outside counsel is legally required to be disclosed and to take all reasonable steps to preserve the confidentiality of the Confidential Information (including by obtaining an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information). In addition, each party agrees to not oppose any action (and will, if and to the extent requested by the other party, cooperate with, assist and join with the other party at the other party's expense, in any reasonable action) by the other party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

     14.5 Notwithstanding anything herein to the contrary, PFPC shall not, with respect to any "non-public personal information" (as such term is defined in Regulation S-P) pertaining to the Fund's investors, disclose such information to any unaffiliated third party or use such information other than for the purpose of providing the services contemplated by this Agreement, or otherwise permitted under Regulation S-P, or under another agreement covering such information.

Article 15  Force Majeure.
            -------------

     No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country; (iii) any act or omission of any governmental authority; (iv) any labor disputes (whether or not the employees' demands are reasonable or within the party's power to satisfy); or (v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

Article 16  Assignment and Subcontracting.
            -----------------------------

     This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that PFPC may, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or upon prior written consent of the Fund to the purchaser of substantially all of its business. PFPC may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by PFPC provided that PFPC shall remain liable hereunder for any acts or omissions of any subcontractor as if performed by PFPC.

Article 17  Notice.
            ------

     Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or PFPC, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

            To the Fund:

            Salomon Brothers Emerging Markets Debt Fund Inc.
            125 Broad Street
            New York, New York 10004
            Attention:

            To PFPC:

            PFPC Inc.
            4400 Computer Drive
            Westboro, Massachusetts  01581
            Attention:  President

            with a copy to PFPC's General Counsel at the same address.

Article 18  Governing Law/Venue.
            -------------------

     The Agreement and the rights and duties of the parties hereunder shall be governed by, and construed by, and construed in accordance with, the laws of the State of New York. Each party hereto hereby agrees that (i) the Supreme Court of New York sitting in New York County shall have exclusive jurisdiction over any and all disputes arising hereunder; (ii) hereby consents to the personal jurisdiction of such court over the parties hereto, hereby waiving any defense of lack of personal jurisdiction; and (iii) appoints the person to whom notices hereunder are to be sent as agent for service of process.

Article 19  Counterparts.
            ------------

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article 20  Captions.
            --------

     The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Article 21  Publicity.
            ---------

     Neither PFPC nor the Fund shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

Article 22  Relationship of Parties/Non-Solicitation.
            ----------------------------------------

     The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

Article 23  Entire Agreement; Severability.
            ------------------------------

     23.1 This Agreement, including Schedules, Addenda, and Exhibits hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

     23.2 The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

                                        SALOMON BROTHERS EMERGING MARKETS
                                        DEBT FUND INC.


                                        By:

                                        Title:


                                        PFPC INC.


                                        By:

                                        Title:

                                   Schedule A

                                 Duties of PFPC
                                 --------------

     1. Shareholder Information. PFPC shall maintain a record of the number of Shares held by each Shareholder of record which shall include name, address, taxpayer identification and which shall indicate whether such Shares are held in certificates or uncertificated form.

     2. Shareholder Services. PFPC shall respond as appropriate to all inquiries and communications from Shareholders relating to Shareholder accounts with respect to its duties hereunder and as may be from time to time mutually agreed upon between PFPC and the Fund. PFPC shall provide the Fund with reports concerning shareholder inquiries and the responses thereto by PFPC, in such form and at such times as are agreed to by the Fund and PFPC.

     3.   Share Certificates.

          (a) At the expense of the Fund, the Fund shall supply PFPC with an adequate supply of blank share certificates to meet PFPC requirements therefor. Such Share certificates shall be properly signed by facsimile. The Fund agrees that, notwithstanding the death, resignation, or removal of any officer of the Fund whose signature appears on such Share certificates, PFPC or its agent may continue to countersign certificates which bear such signatures until otherwise directed by Written Instructions.

          (b) PFPC shall issue replacement Share certificates in lieu of certificates which have been lost, stolen or destroyed, upon receipt by PFPC of properly executed affidavits and lost certificate bonds, in form satisfactory to PFPC, with the Fund and PFPC as obligees under the bond.

          (c) PFPC shall also maintain a record of each certificate issued, the number of Shares represented thereby and the Shareholder of record. With respect to Shares held in open accounts or uncertificated form (i.e., no certificate being issued with respect thereto) PFPC shall maintain comparable records of the Shareholders thereof, including their names, addresses and taxpayer identification. PFPC shall further maintain a stop transfer record on lost and/or replaced certificates.

     4. Mailing Communications to Shareholders; Proxy Materials. PFPC will address and mail to Shareholders of the Fund, all reports to Shareholders, dividend and distribution notices and proxy material for the Fund's meetings of Shareholders. In connection with meetings of Shareholders, PFPC will prepare Shareholder lists, mail and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, report on proxies voted prior to meetings, act as inspector of election at meetings and certify Shares voted at meetings.

     5.   Transfer.

          (a) PFPC shall process all requests to transfer Shares in accordance with the transfer procedures set forth in the Fund's Prospectus.

          (b) PFPC will transfer Shares upon receipt of Oral or Written Instructions or otherwise pursuant to the Prospectus and Share certificates, if any, properly endorsed for transfer, accompanied by such documents as PFPC reasonably may deem necessary.

          (c) PFPC reserves the right to refuse to transfer Shares until it is satisfied that the endorsement on the instructions is valid and genuine. PFPC also reserves the right to refuse to transfer Shares until it is satisfied that the requested transfer is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers which PFPC, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer.

     6.   Dividends.

          (a) Upon the declaration of each dividend and each capital gains distribution by the Board of Directors of the Fund with respect to Shares of the Fund, the Fund shall furnish or cause to be furnished to PFPC Written Instructions setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, the amount payable per Share to the Shareholders of record as of that date, the total amount payable on the payment date and whether such dividend or distribution is to be paid in Shares at net asset value.

          (b) On or before the payment date specified in such resolution of the Board of Directors, the Fund will provide PFPC with sufficient cash to make payment to the Shareholders of record as of such payment date.

          (c) If PFPC does not receive sufficient cash from the Fund to make total dividend and/or distribution payments to all Shareholders of the Fund as of the record date, PFPC will, upon notifying the Fund, withhold payment to all Shareholders of record as of the record date until sufficient cash is provided to PFPC.

     7. In addition to and neither in lieu nor in contravention of the services set forth above, PFPC shall: (i) perform all the customary services of a transfer agent, registrar, dividend disbursing agent and agent of the dividend reinvestment and cash purchase plan as described herein consistent with those requirements in effect as at the date of this Agreement. The detailed definition, frequency, limitations and associated costs (if any) set out in the attached fee schedule, include but are not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, tabulating proxies, mailing Shareholder reports to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders.

                                   Schedule B
                                  FEE SCHEDULE
                                  ------------

1.   Standard Fees.

     Annual Per Account Fee:            $15.00

     Monthly Minimum Fee:               $2,500.00

     Annual Per Account Fee for Maintaining Closed Accounts:     $.30

2.   IPO Fees.

     IPO Project Administration Fee:    $3,000.00

     IPO Project Administration Fee covers:

     . Issuance of up to 1000 certificates - Issuance of certificates in excess of 1000 to be billed at $2.00 per certificate
     . Administration coordination with IPO client, underwriter and legal representatives
     .  Electronic delivery of shares to underwriters at closing
        Overallotment coordination

     Overallotment Fee:                 $2,500.00

                                   Schedule C

                             OUT-OF-POCKET EXPENSES
                             ----------------------

     The Fund shall reimburse PFPC monthly for applicable out-of-pocket expenses, including, but not limited to the following items:

     .  Microfiche/microfilm production
     .  Magnetic media tapes and freight
     . Printing costs, including certificates, envelopes, checks and stationery
     . Postage (bulk, pre-sort, ZIP+4, barcoding, first class) direct pass through to the Fund
     .  Due diligence mailings
     . Telephone and telecommunication costs, including all lease, maintenance and line costs
     .  Ad hoc reports
     .  Proxy solicitations, mailings and tabulations
     .  Daily & Distribution advice mailings
     .  Shipping, Certified and Overnight mail and insurance
     .  Year-end form production and mailings
     . Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines
     .  Duplicating services
     .  Courier services
     .  Incoming and outgoing wire charges
     .  Federal Reserve charges for check clearance
     .  Overtime, as approved by the Fund
     .  Temporary staff, as approved by the Fund
     .  Travel and entertainment, as approved by the Fund
     . Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors
     .  Third party audit reviews
     .  Ad hoc SQL time
     .  Insurance
     . Such other miscellaneous expenses reasonably incurred by PFPC in performing its duties and responsibilities under this Agreement

     The Fund agrees that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with PFPC. In addition, the Fund will promptly reimburse PFPC for any other unscheduled expenses incurred by PFPC whenever the Fund and PFPC mutually agree that such expenses are not otherwise properly borne by PFPC as part of its duties and obligations under the Agreement.

                                   Schedule D

                                 FUND DOCUMENTS
                                 --------------

     . Certified copy of the Articles of Incorporation of the Fund, as amended

     .  Certified copy of the By-laws of the Fund, as amended

     . Copy of the resolution of the Board of Directors authorizing the execution and delivery of this Agreement

     . Specimens of the certificates for Shares of the Fund, if applicable, in the form approved by the Board of Directors of the Fund, with a certificate of the Secretary of the Fund as to such approval

     . All account application forms and other documents relating to Shareholder accounts or to any plan, program or service offered by the Fund

     . Certified list of Shareholders of the Fund with the name, address and taxpayer identification number of each Shareholder, and the number of Shares of the Fund held by each, certificate numbers and denominations (if any certificates have been issued), lists of any accounts against which stop transfer orders have been placed, together with the reasons therefore, and the number of Shares redeemed by the Fund

     . All notices issued by the Fund with respect to the Shares in accordance with and pursuant to the Articles of Incorporation or By-laws of the Fund or as required by law